EXHIBIT 99.2
CONTACTS:
Brian Levine
Public Relations
561/438-2895
Brian.Levine@officedepot.com
OFFICE DEPOT ACQUIRES CONTROLLING INTEREST IN BEST OFFICE
A Leading South Korean Office Supply Company
Operates More than 70 Retail Stores as well as Delivery Sales Business
Delray Beach, Fla., February 15, 2006/Seoul, Korea, February 16, 2006 — Office Depot (NYSE: ODP), a leading global provider of office products and services, today announced the acquisition of a controlling interest in Best Office Co., Ltd., one of the top office supply companies in South Korea.
Best Office, which has annual revenues exceeding $44 million, operates a network of more than 70 franchised and company-owned retail stores, along with a complementary delivery sales business.
“This transaction strengthens Office Depot’s global presence in a rapidly growing area of the world,” said Steve Odland, Chairman and CEO of Office Depot. “Our investment in Best Office, with its demonstrated history of sustainable and profitable growth, not only allows us to continue our geographic expansion, but extends our ability to deliver innovative products and services to customers of all sizes in the South Korean market.”
“Office Depot is one of the world’s best multichannel providers of office supplies and services,” noted Jang-Duk Sun, President/CEO of Best Office. “This new relationship will allow us to further differentiate our business from the competition by offering our customers more value and unique assortments.”
The transaction is subject to normal regulatory approvals.
Best Office is located at B1 Gangnam Nesville Building, 830-841 Yoksam-Dong, Gangnam-Gu, Seoul, Korea.

Information Concerning Press Interviews
Cliff Shinn, Vice President, Office Depot International and Jang-Duk Sun, President/CEO of Best Office are available to answer any questions on February 16. Interested parties may call Sun-Mi Kim and Mi Jung Kang of Burson-Marsteller on 771-4020.
About Office Depot
With annual sales of over $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 22 countries and employs 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, and Viking Direct® brand names.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With over $3.8 billion of sales, the Company is one of the world’s largest e-commerce retailers. As of December 31, 2005, Office Depot had 1,047 retail stores in North America. Internationally, the Company conducts wholly-owned operations in 14 countries, and operates under joint venture and license arrangements in another six countries.
The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
About Best Office Co., Ltd.
With “Everything in the Office” as its core vision, Best Office Co., Ltd., provides 10,000 kinds of office products and services. Established in 2000, Best Office is a leading Korean Office Supply Company with 210 employees, 7 retail outlets and 70 franchises. The company’s revenue was US $44 million in 2005. With an increase of 70% in on-line sales every year, Best Office is the number 1 office-supply internet shopping mall and has invested in e-commerce continuously since 2002.